UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2013, PCT Allendale, LLC (“PCT Allendale”), an indirect wholly-owned subsidiary of NeoStem, Inc. (“NeoStem” or the “Company”), entered into a Note and Mortgage Modification Agreement (each, a “Loan Modification”) with TD Bank, N.A. (the “Lender”), with respect to each of PCT Allendale’s (i) commercial mortgage loan in the outstanding principal amount of approximately $2.5 million (the “First Mortgage Loan”) as of November 30, 2013 and (ii) term loan in the outstanding principal amount of approximately $0.8 million as of November 30, 2013 (the “Second Mortgage Loan” and, together with the First Mortgage Loan, the “Loans”). The First Mortgage Loan was initially obtained in connection with the 2007 purchase by Progenitor Cell Therapy, LLC (“PCT”), now a wholly-owned subsidiary of NeoStem, of condominium units in Allendale, New Jersey that PCT uses as a laboratory and stem cell processing facility. The Loan Modifications amend certain financial covenants and reporting requirements of the Loans, such that for the remaining term of the Loans, as modified, (i) PCT will no longer be subject to “debt service coverage” and “debt to tangible net worth” ratio reporting requirements or covenants and (ii) NeoStem and its subsidiaries collectively will maintain a minimum unencumbered liquidity of $5 million to be tested quarterly beginning with the fiscal quarter ending December 31, 2013. PCT Allendale has agreed to post a debt service reserve of $196,000 in an account established with the Lender. Additionally, pursuant to the Loan Modifications, Andrew L. Pecora, M.D., Regional Cancer Care Associates LLC (Dr. Pecora’s medical practice), and certain partners in such practice, have been released as guarantors of the Second Mortgage Loan, and NeoStem has become a guarantor of the Loans pursuant to a Guaranty of Payment delivered by NeoStem to the Lender. Dr. Pecora, currently a NeoStem director, NeoStem’s Chief Visionary Officer, PCT’s Chief Medical Officer and Amorcyte’s Chief Scientific Officer, had originally executed a guaranty of the Second Mortage Loan in 2010 when Dr. Pecora was a principal member of PCT prior to NeoStem’s acquisition of PCT. In connection with the Loan Modifications, each of PCT and NeoStem Family Storage, LLC (a wholly-owned subsidiary of PCT), have delivered to the Lender reaffirmations of their prior guaranties of the Loans.

The First Mortgage Loan is payable in 239 consecutive monthly payments of principal and interest, based on a 20 year amortization schedule; and one final payment on the maturity date of all outstanding principal plus accrued interest then due. The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%; the interest rate and monthly installments payments are subject to adjustment on October 1, 2017. On that date, upon prior written notice, the Lender has the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full. The First Mortgage Loan matures on October 1, 2027 if not called by the Lender on October 1, 2017. The Second Mortgage Loan has a 124 month term at a fixed rate of 6% for the first 64 months, callable for a certain period prior to the interest reset date.

The above description of the Loan Modifications is qualified in its entirety by reference to the full text of the two Loan Modification agreements, the Pledge and Security Agreement and the Guaranty of Payment, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.    Description

10.1	Note and Mortgage Modification Agreement, dated as of December 10, 2013, by and between PCT Allendale, LLC, TD Bank, N.A. and the New Jersey Economic Development Authority.

10.2	Note and Mortgage Modification Agreement, dated as of December 10, 2013, by and between PCT Allendale, LLC and TD Bank, N.A.

10.3	Pledge and Security Agreement, dated as of December 10, 2013, made by PCT Allendale, LLC in favor of TD Bank, N.A.

10.4	Guaranty of Payment, made as of December 10, 2013, by NeoStem, Inc. in favor of TD Bank, N.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:    /s/ Catherine M. Vaczy, Esq.
Name: Catherine M. Vaczy, Esq.
Title: Vice President and General Counsel

Dated: December 13, 2013